Exhibit 10.10

EMPLOYMENT AGREEMENT, dated as of November 1, 2002 between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries, the "Company"), and Robert K. Kretzman (the "Executive").

RCPC wishes to continue the employment of the Executive with the Company, and the Executive wishes to accept continued employment with the Company on the terms and conditions set forth in this Agreement.

Accordingly, RCPC and the Executive hereby agree as follows:

1.    Employment, Duties and Acceptance.

1.1    Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1) to render exclusive and full-time services to the Company as chief legal officer of Revlon, Inc. and its subsidiaries, and to perform such other duties consistent therewith as may be assigned to the Executive from time to time. The Executive's title shall be Senior Vice President and General Counsel, Revlon, Inc. or such other title of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive. The Executive shall be a member of the Operating Committee or such other committee of the Company's most senior executives as may succeed the Operating Committee from time to time and report to the President and Chief Executive Officer of Revlon, Inc. or his designee.

1.2    Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests.

1.3    Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of RCPC in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company.

2.    Term of Employment; Certain Post-Term Benefits.

2.1    The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on the date hereof (the "Effective Date") and shall end on such date as is provided pursuant to Section 2.2.

2.2    End-of-Term Provisions. At any time after on or after December 31, 2005, RCPC shall have the right to give written notice of non-extension of the Term. In the event RCPC gives such notice of non-extension, the Term automatically shall end on the second anniversary of the date on which RCPC give such notice. If RCPC shall not theretofore have given such notice, from and after December 31, 2005 unless and until RCPC gives written notice of non-extension as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by RCPC, the Term automatically shall be extended so that it ends on the second anniversary of the date on which RCPC gives such notice. The giving of such notice shall not be deemed to be a breach of this Agreement by RCPC for purposes of Section 4.4. During any period that the Executive's employment shall continue following expiration of the Term, the Executive shall be eligible for severance on terms no less favorable than those of the Revlon Executive Severance Policy as in effect on January 1, 2002 (the "Executive Severance Policy"), provided that in no event shall the severance and benefit continuation be less than 24 months, upon the Executive's compliance with the terms thereof, and the Executive shall be deemed to be an employee at will.

2.3    Special Curtailment. The Term shall end earlier than the date provided in Section 2.2, if sooner terminated pursuant to Section 4.

3.    Compensation; Benefits.

3.1    Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of not less than in effect on the Effective Date (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement and shall not thereafter be decreased.

3.2    Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall be eligible to receive a maximum annual bonus with respect to each year during the Term commencing with 2002 equal to 100% of Base Salary at the rate or rates in effect during the year for which bonus is earned, with a target bonus equal to 50% of Base Salary, based upon achievement of objectives set annually not later than March 31 of such year. Notwithstanding the foregoing, if the Executive's employment shall end pursuant to Section 4.2 or 4.4 at any time during the Term, the Executive's bonus with respect to the calendar year in which the termination occurs shall be an amount equal to the bonus that would have been payable to the Executive with respect to such year if the Executive had remained employed to the date for payment of bonuses under such Plan, multiplied by a fraction of which the numerator is the number of days of the Term during such year and the denominator is 365, and if the Executive's employment shall end pursuant to Section 4.4 on or after the occurrence of a Triggering Event, the Executive's bonus with respect to the calendar year in which the termination occurs shall be an amount equal to the greater of the full year bonus that would have been payable to the Executive as above described or the Executive's full year target bonus, in either case without proration, notwithstanding any contrary provision of any plan. As used herein, "Triggering Event" shall mean the first to occur of any of the following:

(i)    a merger of or combination involving Revlon, Inc. or RCPC or any parent thereof other than a merger or combination in which more than 50% in voting power of the voting securities of the surviving or resulting corporation or other entity outstanding immediately after such transaction is beneficially owned (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) by persons who beneficially owned outstanding voting securities of Revlon, Inc. immediately prior to such transaction, or the execution of a definitive agreement for such a merger or combination, provided the same is in fact consummated;

(ii)    the adoption of a Plan contemplating the liquidation of all or substantially all of the business and assets of the Company;

(iii)    a sale or other disposition of all or substantially all of the assets of the Company or of the business unit to which the Executive's services are at the time dedicated, if any, whether for cash, securities or other property, other than to a corporation or other entity in which more than 50% in voting power of the outstanding voting securities outstanding immediately after such transaction is beneficially owned by persons who beneficially owned outstanding voting securities of Revlon, Inc. immediately prior to such transaction, or the execution of a definitive agreement for such a sale or other disposition provided the same is in fact consummated; or

(iv)    more than 50% of the voting power of the outstanding voting securities of Revlon, Inc. becomes beneficially owned, directly or indirectly, by one person or more than one person acting as a group other than the current beneficial owner of the ultimate parent company of Revlon, Inc.

3.3    Stock Options. The Executive shall be recommended to the Compensation Committee or other committee of the Board administering the Revlon, Inc. Amended and Restated 1996 Stock Plan or any plan that may replace it, as from time to time in effect, to receive an award of stock options, restricted shares or other awards each year of the Term commencing with the year 2004, at levels and on terms substantially the same as other senior executives of the Executive's level, provided that if the Term is to end pursuant to Section 2.2 otherwise than at a calendar year end, the Company shall not be required to recommend that the stock option to be granted to the Executive with respect to such final year of the Term cover more than that number of shares that is the product of multiplying the annual grant provided for above by a fraction of which the numerator is the number of days of the Term during such final year and the denominator is 365, and provided further that this Section 3.3 shall not apply following a Triggering Event. If prior to the end of the Term, the Company shall terminate the Executive other than for Cause pursuant to Section 4.3, or the Executive shall terminate this employment pursuant to Section 4.4, or if the Company shall provide notice of non renewal of the Term on or after December 31, 2005, each option award and each Restricted Share award held by the Executive as of the Effective Date of this Agreement, including the award granted September 17, 2002 (collectively the "Existing Options and Restricted Share awards") shall continue to vest in accordance with its terms and shall remain exercisable for one year following the later of the date of termination of employment of Executive or the date that all Existing Options and Restricted Share awards become fully vested and exercisable.

3.4    Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with the Company's applicable expense reimbursement and related policies and procedures as in effect from time to time.

3.5    Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods in accordance with the vacation policy of the Company as in effect from time to time, but not less than the Executive's current entitlement of four weeks.

3.6    Fringe Benefits.

(i)    During the Term, the Executive shall be entitled to continue to participate in those qualified and non-qualified defined benefit, defined contribution, insurance, medical (including the Revlon Executive Supplemental Medical Plan), dental, disability and other benefit plans and programs of the Company as from time to time in effect (or their successors) in which the Executive participated on the date hereof and in such other plans and programs as may be made available to senior executives of the Company of the Executive's level generally. In addition, during the Term the Company shall provide to the Executive an automobile of a class appropriate to the Executive's grade from time to time (but in any event with an invoice price (excluding taxes and dealer preparation charges) of not less than $44,000) pursuant to the Company's executive automobile program including all operating costs thereof, insurance, maintenance and parking, and the Executive shall be entitled to reimbursement for tax preparation and financial counseling services and health club membership with annual maximums at least comparable to those currently in effect.

(ii)    During the Term, RCPC shall provide Executive, at no cost to Executive, with additional life insurance (in excess of the basic life insurance of two times Executive's Base Salary provided to employees at no cost) of two times Executive's Base Salary. Notwithstanding any limitations in the qualified and/or non-qualified defined benefit pension plans, Executive shall be entitled to receive a defined pension benefit at retirement at age 62 as if Executive had elected retirement at age 65 (that is without reduction by reason of early retirement at age 62).

4.    Termination.

4.1    Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder except pursuant to life insurance and qualified and non-qualified pension benefits provided under Section 3.6.

4.2    Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) shorter periods aggregating six months during any twelve month period, RCPC may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder except as provided in Section 3.6 and except that the Executive shall be entitled to receive until the first to occur of (x) the Executive ceasing to be disabled or (y) the Executive attaining age 65, continued coverage for the Executive under the life insurance provided under Section 3.6 and continued medical and dental coverage (including the executive medical plan) for the Executive and his immediate family to the extent permitted by such plans and to the extent such benefits are provided to the Company's actively employed senior executive generally.

4.3    Cause. RCPC may at any time by written notice to the Executive terminate the Term for "Cause" and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law. As used herein the term "Cause" shall mean gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its affiliates, willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder or other material breach by the Executive of this Agreement.

4.4    Company Breach; Other Termination. The Executive shall be entitled to terminate the Term and the Executive's employment upon 60 days' prior written notice in the event that (i) RCPC materially breaches any of its obligations hereunder, (ii) a material adverse change in the position, title or reporting structure of the Executive, or (iii) a relocation of Revlon, Inc.'s headquarters outside the New York metropolitan area or the relocation of the Executive's principal place of employment to any location other than such headquarters provided the Company shall fail to cure any such event described in (i), (ii) or (iii) within 30 days after such notice; or that at any time prior to a Triggering Event the Compensation Committee (or other appropriate Committee) of the Board of Directors of Revlon, Inc. shall fail to grant awards pursuant to Section 3.3. In addition, the Executive shall be entitled to terminate the Term and the Executive's employment upon 60 days' prior written notice to RCPC for "Good Reason". As used herein, the term "Good Reason" shall mean any of the following occurring following a Triggering Event which is not agreed to in writing by the Executive: (a) a substantial adverse change in the Executive's assigned responsibilities, (b) a relocation of the Executive's principal place of business to a location which increases the Executive's round-trip commutation by more than 50 miles, (c) failure of the Executive to continue participation in bonus, salary review and equity incentive (or equivalent cash incentive) plans and programs at least substantially equivalent to those provided to the Executive prior to the Triggering Event or (d) the failure of the Executive to participate in all material employee benefit plans and fringe benefit arrangements on substantially the same basis as like executives of the major business Unit of which the Executive is a party, provided however that none of the foregoing events shall constitute "Good Reason" unless within 30 days after obtaining actual knowledge of such event the Executive gives written notice to the Company of the Executive's intention to resign, specifically identifying the event constituting Good Reason therefor, and the Company shall fail to cure such event within 30 days after such notice. In addition, RCPC shall be entitled to terminate the Term and the Executive's employment at any time and without prior notice otherwise than pursuant to the provisions of Section 4.3. In consideration of the Executive's covenant in Section 5.2, upon termination under this Section 4.4 by the Executive, or in the event RCPC so terminates the Term pursuant to this Section 4.4, RCPC agrees, and the Company's sole obligation arising from such termination (except as otherwise provided in Section 3.6) shall be (at the Executive's election by written notice within 10 days after such termination), for RCPC either

(i)    to make the payment in lieu of bonus prescribed by Section 3.2 and to continue payments in lieu of Base Salary in the amounts prescribed by Section 3.1 and continue the Executive's participation in the group life insurance and in the medical and dental plans of the Company in which the Executive was entitled to participate pursuant to Section 3.6 (in each case less amounts required by law to be withheld) through the date on which the Term would have expired pursuant to Section 2.2, if RCPC had given notice of non-extension of the Term on or as promptly as permitted by Section 2.2 after the date of termination of employment, provided that such benefit continuation is subject to the terms of such plans, provided further that such group life insurance continuation is subject to a limit of two years pursuant to the terms thereof, provided further that the Executive shall cease to be covered by medical and/or dental plans of the Company at such time as the Executive becomes covered by like plans of another company, and provided finally that the Executive shall, as a condition, execute such release, confidentiality, non-competition and other covenants as would be required in order for the Executive to receive payments and benefits under the Policy referred to in clause (ii) below, or

(ii)    to make the payments and provide the benefits prescribed by the Executive Severance Policy other than any provision such as Paragraph IIC(ii) establishing a limit of six months on the lump sum payment provided for therein, which shall not be applicable to the Executive, upon the Executive's compliance with the terms thereof, provided that in no event shall the severance period be less than 24 months.

If such termination of employment shall occur prior to a Triggering Event, any compensation earned by the Executive from other employment or a consultancy shall reduce the payments required pursuant to clause (i) above or shall be governed by the terms of the Executive Severance Policy as modified by the foregoing in the case of clause (ii) above, but if the Executive's termination of employment shall occur following a Triggering Event, the Executive shall have no duty to mitigate by seeking other employment or otherwise and no compensation earned by the Executive from other employment or a consultancy shall reduce the payments provided for by clause (i) or (ii).

4.5    Section 280G.

4.5.1    If it shall be determined by the firm of Ernst & Young (or if such firm shall be unable to serve, by another so-called Big 5 accounting firm selected by such firm) ("E&Y") that there is not substantial authority to support the deductibility for federal income tax purposes of one or more payments or benefits due to the Executive, pursuant to this Agreement or otherwise, by reason of section 280G of the Internal Revenue Code as amended (the "Code") or any successor provisions, then RCPC shall reduce the payment in lieu of bonus provided for in Section 3.2 and then the payments in lieu of Base Salary provided for in Section 4.4 (said reductions to be applied in inverse order against the last payments otherwise due) to the extent necessary to avoid or, if full avoidance is not possible by such reductions, to minimize, the loss of deductions described above, provided that (a) except as specified in clause (b) below, such reductions shall not exceed the amount of (i) payments or benefits due solely as a result of this Agreement (and not as a result of the Executive's participation in any incentive or benefit plan or arrangement applicable to the Executive without regard to this Agreement), (ii) benefits arising from the grant of options to the Executive effective May 10, 1999 or thereafter, and (iii) benefits arising from the acceleration to February 12, 2000 of the exercisability of the stock options granted to the Executive effective February 12, 1999 (and not as a result of the grant of such stock options), provided that (b) such reductions shall exceed the amount specified in clause (a) above if and to the extent that E&Y determines that on an after-tax basis a further reduction pursuant to this clause (b) is more favorable to the Executive than foregoing such further reduction. The parties agree that all income tax returns filed for the periods affected by the foregoing shall be filed on a basis consistent with the determinations of E&Y pursuant hereto, and that the determinations of E&Y with respect to the foregoing shall be final and binding and not subject to judicial or other review (except by E&Y at its own instance before or after any filing). RCPC shall pay all fees and charges of E&Y in connection with this Section 4.5.

4.5.2    The parties acknowledge that as a result of uncertainty in the application of Section 280G of the Code at the time of any determination by E&Y pursuant to Section 4.5.1, it is possible that amounts will be paid or distributed by RCPC to or for the benefit of the Executive which the parties intended under Section 4.5.1 not to have been paid or distributed (an "Overpayment") or that amounts will not be paid or distributed by RCPC to or for the benefit of the Executive that the parties intended under Section 4.5.1 to have been paid or distributed (an "Underpayment"). In the event that E&Y (based upon the assertion of a deficiency by the Internal Revenue Service against RCPC or its affiliates or against the Executive or at E&Y's own instance before or after any filing or deficiency) determines that an Overpayment or an Underpayment has been made, such amount shall be treated for all purposes as a loan by RCPC (in the case of an Overpayment) or by the Executive (in the case of an Underpayment) to the other party which shall, promptly following notice of such determination by E&Y, be repaid together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, provided however that to the extent that any Overpayment would result in a reduction of payments or benefits other than those referred to in subclauses (i), (ii) and (iii) of Section 4.5.1(a), such loan shall be deemed made and the Executive shall be required to repay the same only to the extent that E&Y determines that on an after-tax basis such loan and repayment pursuant to this Section 4.5.2 is more favorable to the Executive than foregoing such loan and repayment, and provided further that no loan shall be deemed to have been made and no amount shall be required to be repaid pursuant to this Section 4.5.2 to the extent that in the opinion of counsel to the Company such loan and repayment would not either reduce the amount on which the Executive is subject to excise tax or increase the amount of payments that are deductible by the Company in relation to Section 280G of the Code.

4.5    Litigation Expenses. If RCPC and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by RCPC or the Executive, then if and to the extent that a final judgment in such action, suit or proceeding is rendered in favor of the Executive, RCPC shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the

Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

5.    Protection of Confidential Information; Non-Competition.

5.1    The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company has given and will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and plans which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

5.1.1    except in the course of performing the Executive's duties provided for in Section 1.1, not at any time, whether during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive's employment and any termination of the Executive's employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company.

5.1.2    to deliver promptly to the Company on termination of the Executive's employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

5.2    In consideration of RCPC's covenant in Section 4.4, the Executive agrees (i) in all respects fully to comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition referred to in the Revlon Executive Severance Policy (the "Non-Competition Agreement"), whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full, and (ii) in the event that the Executive shall terminate the Executive's employment otherwise than as provided in Section 4.4, the Executive shall comply with the restrictions set forth in paragraph 9(e) of the Non-Competition Agreement through the earliest date on which the Term would have expired pursuant to Section 2.2 if RCPC had given notice of non-extension of the Term on the date of termination of employment, subject only to the Company continuing to make payments equal to the Executive's Base Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d) thereof or any other provision of the Non-Competition Agreement.

5.3    If the Executive commits a breach of any of the provisions of Sections 5.1 or 5.2 hereof, RCPC shall have the following rights and remedies:

5.3.1    the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans,

5.3.2    the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Sections 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity), and

5.3.3    the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.

5.4    If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5    If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

5.6    The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect RCPC's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

5.7    Any termination of the Term or the Executive's employment shall have no effect on the continuing operation of this Section 5.

6.    Inventions and Patents.

6.1    The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

6.2    If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3    The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.    Intellectual Property.

Notwithstanding and without limitation of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.    Indemnification.

RCPC will defend and indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. In addition, the Executive shall be covered by RCPC's directors and officer's liability insurance policy to the same extent as the other senior most executives of RCPC.

9.    Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Revlon Consumer Products Corporation
625 Madison Avenue
New York, New York 10022
Attention:    Chief Administrative Officer

If to the Executive, to the Executive's principal residence as reflected in the records of the Company.

10.    General.

10.1    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York.

10.2    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4    This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.

10.5    This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.6    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.    Subsidiaries and Affiliates. As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION
By:	/s/Paul E. Shapiro
Paul E. Shapiro
/s/ Robert K. Kretzman
Robert K. Kretzman